The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-135355

SUBJECT TO COMPLETION, DATED JUNE 27, 2006

Prospectus Supplement

(To Prospectus dated June 27, 2006)

$38,000,000

        % Senior Notes, due July 2011

This prospectus supplement and the accompanying prospectus describe our     % Senior Notes, due July 2011. We will pay interest on the notes on                      and                      of each year, beginning on                     , 2006. The notes will mature on July     , 2011. Interest will accrue from                     , 2006.

The notes are not subject to redemption at our option or repayment at the option of the holders, in whole or in part, prior to maturity and will not have the benefit of any sinking fund.

The notes are the unsecured and unsubordinated obligations of Pacific Capital Bancorp. The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or insurer.

The notes will be a new issue of securities and there is currently no trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Investing in the notes involves risks that are described in the “ Risk Factors” sections beginning on page S-5 of this prospectus supplement and in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Note	Total
Public Offering Price (1)%	$
Underwriting Discount %	$
Proceeds to Pacific Capital Bancorp (before expenses)%	$

(1)	Plus accrued interest from 2006, if any.

The underwriter expects to deliver the notes through the book-entry facilities of The Depository Trust Company on or about                     , 2006 against payment in immediately available funds.

Keefe, Bruyette & Woods

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any pricing supplement. We have not, and the underwriter has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any pricing supplement is accurate only as of their respective dates. Unless otherwise indicated or the context requires otherwise, references in this prospectus supplement to the “Company,” “we,” “us,” and “our” refer to Pacific Capital Bancorp and its subsidiaries.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are currently offering and also adds to and updates information included in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides general information about us and our debt securities, some of which may not apply to the notes that we are currently offering. You should read this entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference that are described under “Incorporation of Certain Documents By Reference” in the accompanying prospectus. In addition, you should review the exhibits to our registration statement that contain the full text of certain contracts and other documents that we have summarized in this prospectus supplement or the accompanying prospectus.

To the extent any inconsistency or conflict exists between the information included in this prospectus supplement, on the one hand, and the information included in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement will control. This prospectus supplement incorporates by reference important business and financial information about us that is not included or delivered in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance.

These forward-looking statements may also include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, our de novo branching and acquisition efforts, the operating characteristics of our income tax refund loan and refund transfer programs and the economic conditions within our markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) reduced demand for or earnings derived from our income tax refund loan and refund transfer programs; (5) legislative or regulatory changes or litigation adversely affecting the businesses in which we engage; (6) the occurrence of future events such as the terrorist acts of September 11, 2001 or consequences of U.S. military involvement in the Middle East or other areas; (7) difficulties integrating acquired operations; and (8) other risks detailed in reports filed by us with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides an overview of Pacific Capital Bancorp and the terms of the notes. For more complete information on Pacific Capital Bancorp and our consolidated financial statements, and a more complete understanding of the terms of the offered notes, and before making your investment decision, you should carefully read all of the information contained and incorporated in this prospectus supplement, the accompanying prospectus and any pricing supplement that we provide to you.

Pacific Capital Bancorp

Pacific Capital Bancorp is a bank holding company. Our bank subsidiary, Pacific Capital Bank, N.A., or the Bank, has 45 retail branch offices in eight counties along California’s Central Coast. The Bank operates under the brand names “Santa Barbara Bank & Trust,” “First National Bank of Central California,” “South Valley National Bank,” “San Benito Bank,” and “First Bank of San Luis Obispo” in its retail market areas. The Bank also operates under the brand name “Pacific Capital Bank” for the three former offices of Pacific Crest Bank, which was merged into the Bank in March 2004.

Through the Bank, we offer a full range of commercial banking services to households, professionals, and small- to medium-sized businesses. These include various commercial, real estate and consumer loan, leasing and deposit products. The Bank offers other services such as investment management and advisory services, trust and investment services, electronic fund transfers and safe deposit boxes to both individuals and businesses. In addition, services such as lockbox payment servicing, foreign currency exchange, letters of credit, and cash management are offered to business customers. Through the Bank, we also offer products related to income tax returns filed electronically through our Refund Anticipation Loan and Refund Transfer programs.

In addition to the Bank, we have two service corporation subsidiaries and two securitization subsidiaries. The service corporation subsidiaries and one of the securitization subsidiaries are currently inactive. The other securitization subsidiary has engaged in refund anticipation loan securitization transactions in the first quarters of 2006 and 2005.

Our executive offices are located at 1021 Anacapa Street, Santa Barbara, CA 93101, and our telephone number is (805) 564-6405.

The Offering

Issuer	Pacific Capital Bancorp, a California corporation.

Securities Offered	$38,000,000 principal amount of % Senior Notes, due July 2011.

Maturity Date	The notes will mature on July , 2011.

Issue Price	% of the principal amount per note.

Interest	Pacific Capital Bancorp will pay interest on the notes semi-annually on and of each year beginning at % per annum.

Redemption	The notes are not subject to redemption at our option or repayment at the option of the holders, in whole or in part, prior to maturity. The notes will not be entitled to any sinking fund.

Ranking

The notes will be senior unsecured obligations of Pacific Capital Bancorp and will rank junior to existing and future secured obligations of Pacific Capital Bancorp and will rank equal in right of payment with all existing and future senior unsecured indebtedness of Pacific Capital Bancorp. As of March 31, 2006, Pacific Capital Bancorp had approximately $37.0 million of senior debt outstanding. The notes will be subordinated in right of payment to our existing and future secured indebtedness and effectively subordinated in right of payment to all existing and future indebtedness, trade payables, lease obligations and other liabilities of our subsidiaries, including deposits held by the Bank.

The indenture pursuant to which the notes will be issued will not contain any limitation on the amount of indebtedness or other liabilities, including deposit liabilities, that we or our subsidiaries may incur in the future. See “Risk Factors.”

Ratings

The notes are expected to be rated “Baa1” by Moody’s Investors Service and “BBBH” by Dominion Bond Rating Service Limited. See “Description of the Notes—General.” A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency.

Denominations and Form

The notes will be issued in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for listing of the notes on any securities exchange or for quotation through The Nasdaq Stock Market, Inc.

Trustee	Wilmington Trust Company will act as indenture trustee under the indenture under which the notes will be issued.

Covenants

The notes will be issued under an indenture that will, among other things, restrict our ability to (i) sell, transfer, or otherwise dispose of any shares of voting stock of the Bank or permit the Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless we retain direct ownership of at least 80% of the voting stock, (ii) permit the Bank to merge or consolidate unless we directly own at least 80% of the voting stock of the surviving entity, or (iii) convey or transfer properties and assets constituting substantially the entirety of the Bank to any other entity unless we directly own at least 80% of the voting stock of the entity. See “Description of Debt Securities—Certain Covenants in the Indenture” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds of this offering for the repayment of $37.0 million in principal amount of our 7.54% senior notes due July 2006, which mature on July 6, 2006. See “Use of Proceeds.”

Absence of a Public Market for the Notes	The notes will be a new issue of securities. Currently, there is no public market for the notes and there can be no assurance that any active or liquid market will ever develop. See “Underwriting.”

Issuance of Additional Notes	We may, without the consent of the holders of the notes, issue additional notes from time to time in the future. See “Description of the Notes—General.”

Risk Factors	You should carefully review the information appearing in this prospectus supplement under the caption “Risk Factors” before making an investment decision.

Recent Developments

On June 26, 2006, we announced that we expect to report fully diluted earnings per share in the range of $0.20 to $0.22 for the quarter ending June 30, 2006, compared to analysts’ consensus expectations for the quarter of $0.34 per fully diluted share. The lower than expected projected quarterly results are primarily attributable to higher than expected interest expense due to greater use of wholesale funding to support loan growth and higher than expected expenses related to regulatory compliance efforts and the IT system conversion. We also revised our full year 2006 outlook based on the expectation of continued net interest margin compression, as well as regulatory and IT expenses that will not begin to decline until late in the year. As a result of these factors, we now expect full year 2006 fully diluted earnings per share to range between $2.15 and $2.20, compared to previously announced full year guidance given by us of $2.29 to $2.37 per fully diluted share.

RISK FACTORS

Your investment in the notes involves a number of risks. Before making an investment decision to purchase the notes, you should carefully consider all of the risks described in this prospectus supplement and the other information included in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus, including the risks described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, in the accompanying prospectus and in documents incorporated by reference into this prospectus supplement or the accompanying prospectus. The value of the notes could decline due to any of these risks.

Risks Relating to the Notes

If our subsidiaries are unable to pay dividends to us, we may not be able to make payments due on the notes on their interest payment dates and at maturity.

We will be required to make cash payments on the notes on their interest payment dates and at their maturity. However, it is possible that we will not have sufficient funds at those times to make the required payments on the notes, and that we will not be able to arrange financing to make the payments in cash, whether because of contractual restrictions, regulatory restrictions or otherwise.

We are a bank holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from the Bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the Office of the Comptroller of the Currency. Dividend payments from our other subsidiaries are subject to restrictions under state law, generally based on retained earnings. As of March 31, 2006, approximately $256.7 million was available for the payment of dividends to Pacific Capital Bancorp by our subsidiaries.

Payment of dividends by our subsidiaries is also subject to their respective profitability, financial condition and capital expenditures and other cash flow requirements. Bank regulatory agencies have authority to prohibit the Bank or Pacific Capital Bancorp from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Bank or Pacific Capital Bancorp, could be deemed to constitute an unsafe or unsound practice. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making any capital distribution, the institution would become undercapitalized as defined under the Federal Deposit Insurance Act.

In addition to regulatory restrictions on the payment of dividends, the Bank is subject to significant restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of the Bank. These restrictions prevent affiliates of the Bank, including us, from borrowing from the Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of a bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of a bank’s capital stock and surplus.

Although we refer to the notes as senior notes, they will be subordinated to our secured debt and are effectively subordinated to the claims of all creditors of our subsidiaries and our funds might be exhausted before any payment could be made to holders of the notes.

The notes will rank junior to any of our secured debt and are also effectively junior to any claims of creditors of our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of

Pacific Capital Bancorp, our assets that secure secured debt will be available to pay obligations on the notes only after that secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. At March 31, 2006, we had no secured debt outstanding.

As a holding company, our right to receive any distributions of assets of any subsidiary, upon that subsidiary’s liquidation or reorganization or otherwise (and thus your right to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. For example, if the Bank is liquidated or reorganized, the Bank’s lenders and depositors would have the right to receive payment in full from the Bank before we received payment. In addition, the notes are not secured by any of the assets of, or guaranteed by, our subsidiaries. At March 31, 2006, our subsidiaries had total borrowings of approximately $966.9 million and approximately $5.2 billion of deposit liabilities.

Our level of indebtedness may adversely affect our operations and our ability to execute our corporate growth strategy.

Our level of indebtedness may have several important effects on our future operations, including, without limitation:

•	our cash requirements to support the payment of interest and principal on our outstanding indebtedness may reduce the amount of funds available to be reinvested by us in our ongoing operations; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, general corporate and other purposes may be limited.

Because the notes are represented by global securities registered in the name of a depositary, you will not be a “holder” under the indenture and your ability to transfer or pledge the notes could be limited.

The notes will be represented by one or more global securities registered in the name of Cede & Co. as nominee for The Depository Trust Company, or DTC. Except in the limited circumstances described in this prospectus supplement and the accompanying prospectus, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of notes in certificated form and will not be considered “holders” of the notes under the indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indenture. In addition, because the laws of some states require that certain persons take physical delivery in definitive form of securities that they own, you may be unable to transfer your notes to those persons. Your ability to pledge your interest in the notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

You may have difficulty selling the notes because there is no existing trading market for them and none is likely to develop.

There is no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation through The Nasdaq Stock Market, Inc. The underwriter has advised us that it currently intends to make a market in the notes, but it is not obligated to do so and the underwriter may discontinue any market making in the notes at any time in its sole discretion and without notice. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, you may not be able to sell or transfer the notes.

Our credit ratings may not reflect all risks of any investment in the notes.

The credit ratings of the notes may not reflect the market for or value of the notes. In addition, actual or anticipated changes in our credit ratings will generally affect any market for or value of the notes.

Risk Related to Our Business

We may face problems in integrating our business with those of acquired banks.

We have primarily expanded by acquisitions of other banks. We may not successfully integrate our business with those of these acquired banks if we are unable to maintain relationships with employees, customers or suppliers. Further, such integration may be more difficult, time-consuming or costly than we expected. Expected revenue synergies and cost savings from acquired banks may not be fully realized or realized within our expected time-frames.

The claims made and lawsuits filed relating to our income tax return loan products may harm our business and operations.

We offer products related to income tax returns filed electronically through our Refund Anticipation Loan, or RAL, and Refund Transfer, or RT, programs. For both products, the taxpayer instructs the Internal Revenue Service to remit his/her refund to us. In connection with these programs, we have entered into separate cross-collection agreements with each of the other RAL lenders by which we agree to collect sums due to those other lenders on delinquent RALs by deducting those sums from tax refunds due to our RAL and RT customers and remitting those funds to the RAL lender to whom the debt is owed. Lawsuits have been filed against us relating to these programs, which to date have focused primarily on our cross-collection efforts or the adequacy of our fee splitting disclosures. Further, we are aware that RALs are in disfavor among consumer advocacy groups for a variety of reasons. Among these reasons are claims that (1) customers are not adequately advised that a RAL is indeed a loan product, (2) alternative, less expensive means of obtaining the proceeds from their refund such as RTs are available, and (3) the interest rates, specifically the annualized percentage rates, are too high. Although, we believe that the disclosure in loan documents is complete and fair as to these claims and we are confident that our practices are not “predatory lending practices” in the context of the guidelines of the Office of the Comptroller of the Currency, it is possible that such claims may be found to have merit, and that could harm our business and operations.

Changes in market interest rates could adversely affect our earnings.

Our earnings are impacted by changing interest rates. Changes in interest rates impact the level of loans, deposits and investments, the credit profile of existing loans and the rates received on loans and investment securities and the rates paid on deposits and borrowings. Significant fluctuations in interest rates may have a material adverse affect on our financial condition and results of operations.

We are subject to governmental regulations and policies and changes in law that could limit or restrict our business operations.

Our operations, including those of the Bank, are subject to extensive regulation by federal, state and local governmental authorities, as well as various laws and judicial and administrative decisions, which impose requirements and restrictions on our operations. The laws, regulations and policies applicable to us are subject to regular modification and change. From time to time, new federal and state legislation is enacted which may increase the cost of doing business, limit or expand permissible activities, or affect the competitive balance between banks and other financial services providers, such as recent federal legislation permitting affiliations among commercial banks, insurance companies and securities firms and the adoption of new governance and compliance requirements. We cannot predict whether or when any potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on our financial condition or the scope or results of our operations. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for us and a material change in these conditions could have a material adverse impact on our financial condition and results of operations.

Competition may adversely affect our performance.

The banking and financial services businesses in our market areas are highly competitive. We face competition in attracting deposits and in making loans. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. Our results in the future may differ depending on the nature or level of competition.

If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans and guarantees. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance, and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could have a material adverse effect on our results of operations.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of, and experience in, the California banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, finance, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. We are dependent upon a number of key executives who are integral to implementing our business plan. The loss of the services of any one of our key executives or other executives could have a material adverse effect on our business, financial condition, results of operations and prospects.

The types of loans in our portfolio have a higher degree of risk and a downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. Real estate values could also be affected by, among other things, earthquakes and natural disasters particular to California. If real estate prices decline, particularly in California, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of March 31, 2006, approximately 66% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real estate collateral is located in California. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and prospects.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges for each of the periods shown.

	For the Quarter Ended March 31,		For the Years Ended December 31,
	2006		2005		2004		2003		2002		2001
Ratio of earnings to fixed charges*
Excluding interest on deposits	7.20	x	4.63	x	5.45	x	6.83	x	7.24	x	6.51	x
Including interest on deposits	3.51	x	2.35	x	2.90	x	3.09	x	2.75	x	1.90	x

*	For the purpose of computing the ratio of earnings to fixed charges, earnings represent net income plus fixed charges and the provision for income taxes. Fixed charges consist of interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and the estimated interest component of rent expense.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following summary selected consolidated financial data for the years ended December 31, 2005, 2004 and 2003 and the three months ended March 31, 2006 have been derived from our consolidated financial statements.

You should read the summary selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 incorporated by reference in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and related notes included in the same reports. See “Incorporation of Certain Documents By Reference” in the accompanying prospectus. Our results of operations and financial condition as of and for the three months ended March 31, 2006 are not necessarily indicative of our results of operations or financial condition to be expected for any future periods.

	Three Months Ended March 31,	Years Ended December 31,
	2006	2005	2004	2003
	(Dollars in thousands)
Statement of Operations Data
Interest income	$217,091	$426,157	$326,181	$272,189
Interest expense	41,953	111,505	69,211	53,933

Net interest income	175,138	314,652	256,970	218,256
Provision for credit losses	48,146	53,873	12,809	18,286

Net interest income after provision credit losses	126,992	260,779	244,161	199,970
Non-interest income	103,891	111,923	75,635	80,281
Operating expenses	123,014	214,405	179,906	162,238

Income before income tax expense	107,869	158,297	139,890	118,013
Income tax expense	40,501	59,012	51,946	42,342

Net income	$67,368	$99,285	$87,944	$75,671

Performance Ratios
Return on average assets	3.78%	1.55%	1.54%	1.63%
Return on average common shareholders’ equity	48.54%	19.18%	20.30%	19.44%
Return on average total equity	48.54%	19.18%	20.30%	19.44%
Net interest margin	10.54%	5.45%	4.97%	5.20%
Average equity to average assets ratio	7.78%	8.08%	7.59%	8.38%

Balance Sheet Data—At Period End
Assets	$6,970,136	$6,876,159	$6,024,785	$4,859,630
Loans, net	4,923,163	4,841,688	4,008,317	3,131,329
Securities	1,338,481	1,369,549	1,524,874	1,317,962
Deposits	5,223,940	5,017,866	4,512,290	3,854,717
Borrowings	1,042,936	1,249,854	1,011,293	557,887
Common shareholders’ equity	599,809	545,256	459,682	399,048

Asset Quality Ratios
Nonperforming loans to total loans	0.30%	0.36%	0.55%	1.36%
Nonperforming assets to total assets	0.26%	0.30%	0.42%	0.89%
Allowance for loan and lease losses to total loans	1.10%	1.14%	1.33%	1.56%
Allowance for loan and lease losses to nonperforming loans	366%	312%	240%	115%
Net charge-offs to average loans	3.66%	1.22%	0.36%	0.72%

Regulatory Capital Ratios
Tier I leverage ratio	6.96%	6.57%	6.36%	7.45%
Tier I risk-based capital ratio	9.01%	8.02%	8.22%	10.04%
Total risk-based capital ratio	12.24%	11.33%	12.14%	13.31%

DESCRIPTION OF THE NOTES

General

The notes are being issued under an indenture between us, as issuer, and Wilmington Trust Company, as trustee. The notes are a separate series of “debt securities,” as described in the accompanying prospectus. Reference is made to the accompanying prospectus for a detailed summary of additional terms and provisions of the notes and the indenture. Capitalized terms not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus and in the indenture.

The notes will be initially limited to $38,000,000 aggregate principal amount at maturity. The notes will be general, unsecured, senior obligations, and, as indebtedness of the Company, will rank junior to our secured obligations and equally with all of our other unsecured and senior indebtedness, and be effectively subordinated to all indebtedness and liabilities of our subsidiaries, including deposits of our bank subsidiary.

The notes will mature on July , 2011. The notes are not redeemable prior to the maturity date. The notes are not subject to redemption at our option or repayment at the option of the holders, in whole or in part, prior to maturity. The notes are not entitled to any sinking fund.

The notes will be issued in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for listing of the notes on any national securities exchange or for quotation through The Nasdaq Stock Market, Inc.

The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or insurer.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional securities under the indenture having the same ranking as the notes and may issue additional notes having the same or different interest rate, maturity and other terms as the notes as part of the same series of notes offered hereby.

Interest will accumulate on the notes from the date we issue the notes and will be paid semi-annually on              and              of each year beginning                     , 2006 at the rate of         % per annum. All payments of interest will be made to the persons in whose names the notes are registered on the     th calendar day prior to the applicable interest payment date, whether or not such day is a business day. A “business day” means any day other than (i) a Saturday or (ii) a Sunday or (iii) a day on which banking institutions in the City of New York or Wilmington, Delaware are authorized or required by law, regulation or executive order to remain closed.

We will compute the amount of interest payable for any full semi-annual period on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial semi-annual period will be computed based on the actual number of days elapsed during that period.

We intend to pay the principal of each note on the maturity date. If any interest payment date or the date of maturity of the notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

The notes are expected to be rated “Baa1” by Moody’s Investors Service and “BBBH” by Dominion Bond Rating Service Limited. The credit ratings on the notes are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future. Moreover, a security rating is not a recommendation to buy, sell or hold securities, inasmuch as such rating does not comment as to market price or suitability for a particular investor.

Book-Entry Only Issuance

Upon issuance, the notes will be represented by one or more global securities deposited with or on behalf of The Depository Trust Company, which we refer to as DTC, who will act as depositary with respect to the notes. For those holders of notes outside the United States, Euroclear and Clearstream participate in DTC through their New York depositaries. The global securities representing the notes will be registered in the name of a nominee of DTC. This means that we will not issue certificates to you for the notes. Each global security will be issued to DTC, which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Except under the circumstances described in the accompanying prospectus under the heading “Description of Debt Securities—Book-Entry, Delivery and Form,” the notes will not be issuable in definitive form.

A further description of DTC’s procedures with respect to global securities representing the notes is set forth in the accompanying prospectus under the heading “Description of Debt Securities—Book-Entry, Delivery and Form.”

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $             million (after deducting the underwriting discount and estimated offering expenses). We intend to use the net proceeds of this offering for the repayment of $37.0 million in principal amount of our 7.54% senior notes due July 2006, which mature on July 6, 2006.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2006 on a historical basis and as adjusted to give effect to this offering. The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, incorporated by reference in this prospectus supplement and the accompanying prospectus, and our consolidated financial statements and related notes included in the same report. See “Incorporation of Certain Documents By Reference” in the accompanying prospectus.

	March 31, 2006
	Actual	As adjusted
	(Dollars and share amounts in thousands except per share amounts)
BORROWINGS:
Short term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$267,865	$267,865

Total short term borrowings	267,865	267,865

Long term debt and other borrowings:
Federal Homes Loan Bank advances	568,259	568,259
Treasury Tax & Loan amounts due to Federal Reserve Bank	423	423
Subordinated debt issued by the Bank	121,000	121,000
Senior debt issued by Pacific Capital Bancorp (due July 2006)	37,000	—
Subordinated debt issued by Pacific Capital Bancorp	39,021	39,021
Senior debt issued by Pacific Capital Bancorp (due July 2011), issued hereby	—	38,000

Total long term debt and other borrowings	765,703	766,703

Obligation under capital lease	9,368	9,368

Total borrowings	$1,042,936	$1,043,936

SHAREHOLDERS’ EQUITY:
Preferred stock-no par value; shares authorized: 1,000; shares issued and outstanding: none	$—	$—
Common stock-no par value; $0.25 per share stated value; shares authorized: 100,000; shares issued and outstanding: 46,689	11,677	11,677
Surplus	110,289	110,289
Accumulated other comprehensive income	(3,989)	(3,989)
Retained earnings	481,832	481,832

Total shareholders’ equity	599,809	599,809

Total capitalization	$1,642,745	$1,643,745

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, Keefe, Bruyette & Woods, Inc., as underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, the notes at a purchase price equal to the offering price set forth on the front cover of this prospectus supplement, less a discount of         % of the principal amount of the notes.

The underwriting agreement provides that the obligations of the underwriter to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriter must purchase all of the notes if it purchases any of the notes.

The underwriter has advised us that it proposes initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. It also may offer the notes to dealers at the applicable public offering price less a concession not in excess of         %. The underwriter may allow, and the dealers may reallow, a concession not in excess of         % of the principal amount of the notes, on sales to other dealers. After the initial offering of the notes to the public is completed, the underwriter may change the offering price and the concessions.

The notes will constitute a new issue of securities with no established trading market. We have been advised by the underwriter that it intends to make a market in the notes but that the underwriter is not obligated to do so and may discontinue market making at any time and without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, Keefe, Bruyette & Woods, Inc. may purchase and sell the notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of the notes to be purchased by the underwriter in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. There is no assurance that the underwriter will conduct any of these transactions and if the underwriter commences any of these transactions, it may discontinue them at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions contemplated in the preceding paragraph may have on the price of the notes.

It is expected that delivery of the notes will be made against payment therefor on                     , 2006, which will be the third business day following the date of this prospectus supplement.

The expenses associated with the offer and the sale of the notes are estimated to be approximately $             and will be paid by us.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

The underwriter has in the past provided, and may in the future provide, financial advisory and investment banking services to us and our affiliates in the ordinary course of business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the notes. This summary provides general information only and is directed solely to beneficial owners purchasing notes at the “issue price,” that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986, as amended, or the Code), by a U.S. Holder (as defined below) who purchases the notes at their original offering price when we originally issue them.

We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment, including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies and brokers and dealers in securities or currencies. Further, we do not address:

•	the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

•	persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or whose “functional currency” is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of notes.

Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the notes in light of your circumstances.

A “U.S. Holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless in the case of a partnership, Treasury regulations provide otherwise);

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

A “Non-U.S. Holder” is a noteholder other than a U.S. Holder.

This summary is based on the Code, Treasury regulations issued under the Code and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

Interest

We expect that the initial price at which a substantial amount of the notes are sold to the public will equal the stated principal amount of the notes or an amount which is a de minimis discount thereto. Based upon the foregoing, interest on a note generally will be taxable to a U.S. Holder as ordinary income as it accrues or is received in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.

Sales of Notes

If a U.S. Holder sells notes, the U.S. Holder will recognize gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the notes and the amount realized from the sale (generally, the U.S. Holder’s selling price less any amount received in respect of accrued but unpaid interest not previously included in the U.S. Holder’s income). A U.S. Holder’s adjusted tax basis in the notes generally will equal the U.S. Holder’s cost of the notes. Gain or loss on the sale of notes generally will be a capital gain or loss.

Information Reporting

Generally, income on the notes will be reported to a U.S. Holder on an Internal Revenue Service Form 1099, which should be mailed by January 31 following each calendar year.

Non-U.S. Holders

Payments to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business will generally not be subject to United States federal withholding tax (currently 30% or less under any applicable treaty) provided the Non-U.S. Holder:

•	does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation that is related to us through stock ownership and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; or

•	is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of our trade or business.

To qualify for this exemption from withholding, the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder, or the withholding agent, must have received a statement that provides the name and address of the Non-U.S. Holder.

The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, which is generally valid for the year of signature plus three additional years. Notwithstanding the above, a holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries and that hold customer securities in the ordinary course of their trade or business, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or the substitute form provided by the Non-U.S. Holder. A Non-U.S. Holder who is not an individual or a corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale or other disposition of the notes. If, however, a Non-U.S. Holder holds the notes in connection with a trade or business conducted in the United States or is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on all income and gains recognized.

Backup Withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made with respect to the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner, under-report their tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements. The current statutory backup withholding rate is 28%. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made with respect to the notes to a U.S. Holder must be reported, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those Non-U.S. Holders who are not exempt recipients.

Payment of proceeds from the sale of notes to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding, unless the broker, custodian, nominee, or other dealer is (1) a United States person, (2) the government of the United States or of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation for U.S. tax purposes, (4) a foreign partnership that is either engaged in a U.S. trade or business or whose U.S. partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person 50% or more of whose gross income for a certain period is effectively connected with a U.S. trade or business, or (6) a U.S. branch of a foreign bank or insurance company. If a broker falls into one of the preceding categories, information reporting (but not backup withholding) generally will be required for payments made to you unless the broker has documentation of your foreign status and the broker has no actual knowledge to the contrary of your status (or you otherwise establish an exemption from information reporting).

Payment of the proceeds from a sale of notes to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless you certify as to your non-United States status or otherwise establish an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished by the beneficial owner.

This discussion may not be applicable depending upon your particular situation. You are urged to consult your local tax advisors with respect to the tax consequences of the ownership and disposition of the notes, including the tax consequences under state, local, foreign, estate, gift and other tax laws and possible effects of changes in federal or other tax laws.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California. Certain legal matters will be passed upon for the underwriter by Patton Boggs LLP, Washington, D.C.

DEBT SECURITIES

We may offer and sell debt securities from time to time. Offers and sales of these securities may be to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The terms of these securities will be provided in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. If the terms of particular securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the prospectus supplement.

Investing in these securities involves risks. We urge you to read the information included and incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

These securities are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries and they will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency or insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2006.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any applicable pricing supplement (collectively, a “supplement”) may also add, update or change information contained in this prospectus. In addition, we may include a description of the risks related to an investment in the debt securities described in an applicable supplement. Before making an investment decision, you should read both this prospectus and any supplement together with the additional information described under the heading “Incorporation of Certain Documents By Reference.” In addition, you should review the exhibits to our registration statement that contain the full text of certain contracts and other documents that we have summarized in this prospectus or any applicable supplement. Unless otherwise indicated or the context requires otherwise, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Pacific Capital Bancorp and its subsidiaries.

You should rely only on the information incorporated by reference or provided in this prospectus or any applicable supplement. We have not authorized anyone else to provide you with different information. You should assume that the information contained in this prospectus and any applicable supplement is accurate only as of their respective dates. We are not making an offer of these debt securities in any state where the offer is not permitted.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede information contained in this prospectus or in documents filed earlier with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. However, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 15, 2006, including those portions incorporated by reference therein of our Definitive Proxy Statement on Schedule 14A, filed on April 11, 2006, as amended on April 26, 2006;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed on May 10, 2006; and

•	Our Current Reports on Form 8-K filed on May 19, 2006, April 27, 2006, March 8, 2006, March 1, 2006, February 23, 2006, February 23, 2006, January 31, 2006, and January 27, 2006.

Our filings are available on our website at www.pcbancorp.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Pacific Capital Bancorp

1021 Anacapa Street

Santa Barbara, CA 93101

(805) 564-6405 (Customer Contact Center)

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov. In addition, our SEC filings are available to the public on our website at www.pcbancorp.com.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance.

These forward-looking statements may also include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, our de novo branching and acquisition efforts, the operating characteristics of our income tax refund loan and refund transfer programs and the economic conditions within our markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) reduced demand for or earnings derived from our income tax refund loan and refund transfer programs; (5) legislative or regulatory changes or litigation adversely affecting the businesses in which we engage; (6) the occurrence of future events such as the terrorist acts of September 11, 2001 or consequences of U.S. military involvement in the Middle East or other areas; (7) difficulties integrating acquired operations; and (8) other risks detailed in reports filed by us with the SEC. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

PACIFIC CAPITAL BANCORP

Pacific Capital Bancorp is a bank holding company. Our bank subsidiary, Pacific Capital Bank, N.A., or the Bank, has 45 retail branch offices located in eight counties along California’s Central Coast. The Bank operates under the brand names “Santa Barbara Bank & Trust,” “First National Bank of Central California,” “South Valley National Bank,” “San Benito Bank,” and “First Bank of San Luis Obispo” in its retail market areas. The Bank also operates under the brand name “Pacific Capital Bank” for the three former offices of Pacific Crest Bank, which was merged into the Bank in March 2004.

Through the Bank, we offer a full range of commercial banking services to households, professionals, and small- to medium-sized businesses. These include various commercial, real estate and consumer loan, leasing and deposit products. The Bank offers other services such as investment management and advisory services, trust and investment services, electronic fund transfers and safe deposit boxes to both individuals and businesses. In addition, services such as lockbox payment servicing, foreign currency exchange, letters of credit, and cash management are offered to business customers. Through the Bank, we also offer products related to income tax returns filed electronically through our Refund Anticipation Loan and Refund Transfer programs.

In addition to the Bank, we have two service corporation subsidiaries and two securitization subsidiaries. The service corporation subsidiaries and one of the securitization subsidiaries are currently inactive. The other securitization subsidiary has engaged in refund anticipation loan securitization transactions in the first quarters of 2006 and 2005.

Our executive offices are located at 1021 Anacapa Street, Santa Barbara, CA 93101, and our telephone number is (805) 564-6405.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges for each of the periods shown.

	For the Quarter Ended March 31,	For the Years Ended December 31,
	2006	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges*
Excluding interest on deposits	7.20x	4.63x	5.45x	6.83x	7.24x	6.51x
Including interest on deposits	3.51x	2.35x	2.90x	3.09x	2.75x	1.90x

*	For the purpose of computing the ratio of earnings to fixed charges, earnings represent net income plus fixed charges and the provision for income taxes. Fixed charges consist of interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and the estimated interest component of rent expense.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer pursuant to this prospectus will be issued under an indenture between us, as issuer, and Wilmington Trust Company, as trustee. We have filed a form of the indenture as an exhibit to the registration statement of which this prospectus is a part. The following description is only a summary of the material provisions of the indenture as it relates to the debt securities. Accordingly, the following description is qualified in its entirety by reference to the provisions of the indenture. We urge you to read the indenture in its entirety because it, and not this description, will define your rights as a holder of the debt securities.

When we refer to the “Company,” “we,” “us” and “our” in this section, we refer only to Pacific Capital Bancorp, a California corporation, and not to any of its subsidiaries.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. Debt securities may be issued under the indenture from time to time in one or more series. The debt securities will be unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

The applicable prospectus supplement will describe the specific terms of the debt securities we will offer, including, where applicable, the following:

•	the title and type of such debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	the place or places where the principal of the debt securities and maturity consideration, premiums and interest, if any, on the debt securities will be payable or deliverable;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	whether the debt securities may be issued in registered form, bearer form or a combination and, if bearer securities, whether interest coupons will be attached thereto;

•	any special tax implications of the debt securities, including provisions for original issue discounts securities, if offered; and

•	any other terms of the debt securities.

The debt securities may be issued under the indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities or to other debt securities offered and sold at par which are treated as having been issued at a discount for federal income tax purposes will be described in the prospectus supplement relating thereto.

The debt securities will represent our general unsecured obligations. We are a bank holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from our bank subsidiary are subject to regulatory limitations, generally based on current and retained earnings, imposed by the Office of the Comptroller of the Currency. Dividend payments from our other subsidiaries are subject to restrictions under state law, generally based on retained earnings. Payment of dividends by our subsidiaries is also subject to their respective profitability, financial condition and capital expenditures and other cash flow requirements. Bank regulatory agencies have authority to prohibit our bank subsidiary and us from engaging in an unsafe or unsound practice in conducting business. The payment of dividends, depending upon the financial condition of our bank subsidiary or us, could be deemed to constitute an unsafe or unsound practice. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, our bank subsidiary is prohibited from making capital distributions, including the payment of dividends, if, after making any capital distribution, the institution would become undercapitalized as defined under the Federal Deposit Insurance Act. In addition to regulatory restrictions on the payment of dividends, our bank subsidiary is subject to significant restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates.

As a holding company, our right to receive any distributions of assets of any subsidiary, upon that subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to the assets of the Company for payments on the debt securities. There is no restriction in the indenture against the Company or its subsidiaries incurring unsecured indebtedness.

Events of Default

The following are events of default under the indenture with respect to debt securities of any series:

•	default in the payment of any principal or premium, if any, on the debt securities of that series when due;

•	default in the payment of any interest on the debt securities of that series when due, which continues for 30 days;

•	default in the performance of any other obligation contained in the indenture for the benefit of the debt securities of that series, which continues for 60 days after written notice;

•	specified events in bankruptcy, insolvency or reorganization of the Company or our bank subsidiary; or

•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to debt securities of any series (other than an event of default arising from specified events in bankruptcy of the Company or our bank subsidiary) occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount or the consideration due upon maturity of the debt securities (or, if the outstanding securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of and all unpaid interest on all the debt securities of that series to be due and payable immediately. In an event of default with respect to debt securities of any series arising from specified events in bankruptcy of the Company or our bank subsidiary, then the principal amount or the consideration due upon maturity of the debt securities (or, if the outstanding securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of and all unpaid interest on all the debt securities of that series shall be due and payable immediately without any declaration or other action on the part of the trustee or any holder of the debt securities of that series.

At any time after the trustee or the holders have accelerated debt securities of any series, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount of debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been cured or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default with respect to debt securities of that series and its consequences, except an uncured default:

•	in the payment of any amounts due and payable or deliverable under debt securities of that series; or

•	in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of debt securities of that series.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that:

•	the holders’ actions are not in conflict with any rule of law or the indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with the holders’ actions;

•	the holders’ actions are not unduly prejudicial to the rights of holders of the series of debt securities not taking part in the direction; and

•	subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any such action.

A holder of debt securities of any series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

•	that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•	the holders of not less than 25% in principal amount or aggregate issue price of the outstanding debt securities of that series also will have made written request to the trustee to institute that proceeding as trustee;

•	the holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with the holders’ request;

•	the trustee will have failed to institute the proceeding within 60 days after receipt of a written request; and

•	during this 60 day period, the trustee will not have received from the holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series a direction inconsistent with the request.

However, any holder of a debt security of any series has the absolute right to institute suit for any defaulted payment after the due dates for payment under the debt security of that series.

We are required to furnish the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in that performance.

Certain Covenants in the Indenture

The indenture will restrict our ability to:

•	sell, transfer, or otherwise dispose of any shares of voting stock of our bank subsidiary or permit our bank subsidiary to issue, sell, or otherwise dispose of any shares of its voting stock unless we retain direct ownership of at least 80% of the voting stock;

•	permit our bank subsidiary to merge or consolidate unless we directly own at least 80% of the voting stock of the surviving entity; or

•	convey or transfer properties and assets constituting substantially the entirety of our bank subsidiary to any other entity unless we directly own at least 80% of the voting stock of the entity.

We are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property for any purposes or from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indenture does not contain any provision that would require us to repurchase, redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us that may adversely affect the creditworthiness of the debt securities.

Defeasance

We may terminate or “defease” our obligations under the indenture with respect to debt securities of any series by taking the following steps:

•	depositing irrevocably with the trustee an amount which, through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the debt securities of that series; and

•	delivering:

•	a written opinion of independent counsel that the holders of the debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	if the debt securities of that series are then listed on the New York Stock Exchange, a written opinion of counsel that those notes will not be delisted as a result of the exercise of this defeasance option;

•	a written opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the indenture and other matters; and

•	paying all amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other agreement or instrument and no default under the indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

Modification and Waiver

We and the trustee may amend and modify the indenture with the consent of holders of at least a majority in principal amount of all the securities issued under the indenture and affected by such amendment or modification. However, without the consent of each holder of debt securities of any series, we may not amend or modify the indenture to:

•	change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, the debt securities of that series;

•	reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the debt securities of that series;

•	change the method of calculating interest or the place or currency of payment of principal or maturity consideration of, or any premium or interest on, the debt securities of that series;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to the debt securities of that series;

•	reduce the percentage in principal amount or issue price of the debt securities of that series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of or certain defaults under the indenture;

•	modify any of the provisions of the indenture relating to modifying the indenture without the consent of the holders; waiver of past defaults or waiver of certain covenants of the Company under the indenture, except to increase any percentage required to modify the indenture or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each affected holder of debt securities; or

•	change any obligations of the Company to maintain an office or agency for surrendering registered debt securities for payment or registration.

The holders of at least a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default.”

We and the trustee may also amend and modify the indenture without the consent of any holder of debt securities of any series for any of the following purposes:

•	to evidence the succession of another person to us;

•	to add to our covenants for the benefit of the holders of the debt securities of that series;

•	to add events of default;

•	to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to change or eliminate any of the provisions of the indenture, so long as any such change or elimination will become effective only when there is no outstanding debt securities of that series which is entitled to the benefit of that provision;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, to correct or supplement any provision in the indenture, or to add any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of debt securities of that series are not adversely affected in any material respect under that indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee securing the debt securities of that series;

•	to establish the form or terms of securities of any other series;

•	to supplement any of the provisions of the indenture to facilitate the defeasance and discharge of the debt securities of that series, so long as any such action shall not adversely affect the interests of holders of debt securities of that series; or

•	to provide for conversion rights of the holders of debt securities of that series to enable those holders to convert the debt securities of that series into other of our securities.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•	the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

•	pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

•	perform and observe all of our other obligations under the indenture, and

•	we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indenture.

The indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Book-Entry, Delivery and Form

General. Unless otherwise specified in the applicable pricing supplement, the debt securities will be issued in fully registered form without coupons and will be evidenced by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor to DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold their interest in the debt securities through DTC, in the United States, or through Clearstream Banking S.A., or Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, directly if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the U.S. depositaries’ names on DTC’s books.

Unless it is exchanged in whole or in part for securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary. The global securities will be exchangeable for securities in certificated registered form of like tenor and of an equal aggregate principal amount only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global securities or at any time DTC ceases to be a clearing agency registered under the Exchange Act, if so required by law, and we have not appointed a successor depositary within 90 days of the later of such notification or of us becoming aware of DTC’s ceasing to be so registered; and

•	we determine, in our sole discretion, that the global securities will be exchangeable for securities in certificated registered form.

If the global securities are exchangeable pursuant to the preceding sentence, they will be exchangeable for securities registered in the name or names of such person or persons as DTC shall instruct the trustee. It is expected that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global securities.

All information in this prospectus concerning DTC, Clearstream and Euroclear has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

DTC. DTC has advised that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, called direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, and may include the underwriters of securities offered by the Company. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of interests in the global securities under DTC’s system must be made by or through direct participants, which will receive a credit for those interests on DTC’s records. The ownership interest of each actual purchaser of interests in the global securities, each called a beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the interests in the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts interests in the global securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Payments of interest, premium, if any, and any other distributions on the debt securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of the direct participants upon DTC’s receipt of funds and corresponding detail information in amounts proportionate to their respective holdings as shown on the records of DTC. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants. Payment of any applicable interest, premium, if any, and any other distributions on the debt securities to Cede & Co. or such other nominee is our responsibility or that of our paying agent, disbursement of such payments to direct participants will be DTC’s responsibility, and disbursement of such payments to the beneficial owners will be the participants’ responsibility.

If applicable, redemption notices shall be sent to DTC. If less than all of the debt securities within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts interests in the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as depositary with respect to the debt securities at any time by giving reasonable notice to us or our paying agent. Under such circumstances, in the event that a successor depositary is not appointed as described above, certificated securities will be delivered.

Clearstream. Clearstream has advised that it is incorporated under the laws of Luxembourg. Clearstream was formed in January 2000 by the merger of Cedel International and Deutsche Boerse Clearing and was fully acquired by the Deutsche Boerse Group in July 2002. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Clearstream provides, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission du Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, and may include the underwriters of debt securities offered by the Company. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear in Brussels to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to the cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous delivery of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the Euroclear Operator, under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. The Euroclear Operator establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the underwriters of debt securities offered by the Company. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is based in Brussels, Belgium, and is regulated and examined as a Belgian bank by the Belgian Banking and Finance Commission. The Euroclear Operator is overseen as the operator of a securities settlement system by the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Terms and Conditions, and applicable Belgian law. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding interests in securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparts in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to Clearstream’s or Euroclear’s respective U.S. depositary.

Because of time-zone differences, credits of interests in a global security received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in such global security settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in a global security by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Regarding the Trustee

The occurrence of any default under the indenture could create a conflicting interest for the trustee under the Trust Indenture Act of 1939, as amended. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the Trust Indenture Act generally would require the trustee to eliminate that conflicting interest or resign as trustee with respect to the debt securities issued under the indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the debt securities.

The Trust Indenture Act also imposes certain limitations on the rights of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes.

PLAN OF DISTRIBUTION

We may sell the debt securities through underwriters, dealers or agents, or directly to purchasers. The underwriters may also sell the debt securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in the applicable prospectus supplement.

We do not expect that the debt securities will be listed on a national securities exchange or quoted on The Nasdaq Stock Market, Inc. or that, if so listed or quoted, the listing or quotation will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will make a market in the debt securities or that any trading market for the debt securities will develop, be maintained or be liquid. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may have agreements to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of any securities issued hereunder will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements of Pacific Capital Bancorp appearing in Pacific Capital Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pacific Capital Bancorp as of December 31, 2004 and for each of the two years in the period then ended incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$38,000,000

% Senior Notes, due July 2011

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods

                    , 2006